CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into this 11th day of November 2006 (the “Effective Date”) by and between: (1) TRUE PRODUCT I.D., INC. (the “Company”), a Delaware corporation; and (2) JAMES MACKAY (the “Consultant”).

The Company and the Consultant are hereinafter collectively referred to as the “Parties,” and individually referred to as a “Party.”

RECITALS:

WHEREAS, the Consultant helped found the Company, and has made, and will continue to make, significant contributions to the Company.  He has expended, and will continue to expend, substantial time, energy, and resources to help develop, promote, and support the Company and its technology, including, but not limited to, in connection with helping the Company to secure funding, strategic relationships, and the acceptance or endorsement of the Company’s technology in China and elsewhere.  The Consultant has served as interim chairman of the Board of Directors of the Company (the “Interim Chairman”) since March 2006 and will continue to serve as Interim Chairman until a suitable replacement can be secured;

WHEREAS, the Parties desire to set forth the terms and conditions on which: (i) the Company shall compensate the Consultant for his contributions to the Company prior to the Effective Date; (ii) the Consultant shall render services to the Company as of the Effective Date, and (iii) the Company shall compensate the Consultant for such services;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.

CONSULTING ROLE & DUTIES.

1.1.

Subject to the terms and conditions of this Agreement, the Consultant shall serve as an independent consultant to the Company for a period of three (3) years commencing on the Effective Date (the “Term”).  Throughout his service as a consultant, the Consultant shall provide his best efforts to the Company and will provide support to the Company.  The Consultant further agrees to continue to serve as Interim Chairman until a suitable replacement can be secured, provided that the Company diligently proceeds to secure such a replacement as soon as practicably possible.

1.2.

The Consultant shall perform such tasks as the Company may reasonably assign him from time to time.  Among such tasks, the Consultant will help support the Company’s initiatives in Asia, especially China, including, but not limited, to helping the Company develop and/or secure funding, strategic relationships, and support for its technology in Asia.  Accordingly, the Consultant shall perform the majority of his duties under this Agreement from Asia.  In performing his duties under this Agreement, the Consultant shall continue to devote a substantive part of his time to help support the Company.

2.

COMPENSATION.

2.1.

Signing Bonus.  In consideration for the services rendered by the Consultant from March 2006 to the Effective Date, including as Interim Chairman, the Company shall pay the Consultant a signing bonus in the amount of Two Hundred Thousand U.S. Dollars (US$200,000) due and payable as of the Effective Date.

2.2.

Base Consulting Fee.  For services rendered by the Consultant as of the Effcetive Date, the Company shall pay the Consultant an annual base consulting fee in the amount of Three Hundred Thousand U.S. Dollars (US$300,000) (the “Base Fee”). The Company shall pay the Base Fee to the Consultant in accordance with the standard practice it develops for payment of compensation to its employees but not less frequently than monthly.  The Base Fee shall be subject to annual or other review by the Board of Directors of the Company (the “Board”) and may be adjusted from time to time by the Board.

2.3.

Equity Compensation.  For services rendered by the Consultant, the Consultant shall be entitled to, inter alia, the following equity compensation:

2.3.1.

Common Stock.  As of the Effective Date, the Consultant shall be entitled to receive from the Company a number of shares of the Company’s common stock equal to fifteen percent (15%) of the total number of outstanding shares of the Company existing as of the Effective Date (the “Common Stock Equity Compensation”).  As soon as practicable after the Effective Date, the Company agrees to authorize, issue and pay the Consultant the Common Stock Equity Compensation, which shall immediately vest as of such date.

2.3.2.

Series B Preferred Stock.

2.3.2.1.

The Company intends to authorize and issue shares of Series B preferred stock, which may be converted into common stock of the Company on an one-to-one basis (i.e., one share of Series B preferred stock for one share of common stock of the Company), and each share of which shall entitle the holder of such Series B preferred stock to one thousand (1,000) votes on all matters submitted to a vote of the Company’s stockholders (the “Series B Preferred Stock”).

2.3.2.2.

As of the Effective Date, the Consultant shall be entitled to one million (1,000,000) shares of Series B Preferred Stock (the “Consultant’s Series B Preferred Shares”).

2.3.2.3.

As soon as practicable after the Effective Date, the Company agrees to authorize, issue and forward to the Consultant the Consultant’s Series B Preferred Shares, which shall immediately vest as of such issuance date.

2.3.2.4.

Subject to the provisions set forth in subsection 2.3.2.5 of this Agreement, at any time, and at the option of the Consultant or other holder of the

Consultant’s Series B Preferred Shares, each shares of the Series B Preferred Stock will be convertible at any time into one share of Common Stock.

2.3.2.5.

Notwithstanding subsection 2.3.2.4 of this Agreementm, each share of the Consultant’s Series B Preferred Shares shall automatically be converted into shares of Common Stock on an one-to-one basis upon the occurrence of any of the following events:

(a).

the sale, lease, exchange, conveyance or other disposition of all or substantially all of the Company’s property or business, or its merger into or consolidation with any other corporation (other than a wholly-owned subsidiary of the Company), or any transaction (including a merger or other reorganization) or series of related transactions, in which more than 50% of the voting power of the Company is disposed of;

(b).

An investment into the Company in the amount of Five Million U.S. Dollars (US$5,000,000) or more;

(c).

The death of the holder of the Consultant’s Series B Preferred Shares; or

(d).

Upon the third (3rd) year anniversary of the date the Consultant’s Series B Preferred Shares are issued by the Company to the Consultant.

2.3.2.5.

Anti-Dilution Protections.  Notwithstanding any other provision of this Agreement, with respect to Consultant’s Series B Preferred Shares, the Consultant shall be entitled, without additional consideration to the Company, to the maximum anti-dilution rights or protections allowable under Delaware or any other applicable law, including, but not limited to, any anti-dilution protections offered to any holder of the Company Series A Preferred Stock or to any holder of the Company’s Common Stock or any warrants or options thereof.  At a minimum, the number of the Consultant’s Series B Preferred Shares shall be proportionately adjusted for any increase or decrease in the number of outstanding shares of common or preferred stock of the Company resulting from a subdivision or consolidation of shares or the payment of a stock dividend or any other increase or decrease in the number of such shares effected by the Company, such that the Consultant shall be entitled to receive such number of shares of Common Stock as he would have received had he converted the Consultant’s Series B Shares prior to such action.   Included, without limitation, amongst the anti-dilution protections to which the Consultant is entitled with respect to the Consultant’s Series B Preferred Shares are:

2.3.2.5.1.

In the event that the Company shall at any time declare or pay any dividend on Common Stock payable in Common Stock, or effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise) into a greater or lesser number of Common Stock, then in each case the number of Common Stock issuable upon the conversion of the Series B Preferred Stock immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

2.3.2.5.2.

In the event that the Company enters into any consolidation, merger, combination, statutory share exchange or other transaction in which the shares of Common Stock are exchanged for or changed into other sock or securities, money and/or any other property, then in any such case the Series B Preferred Stock shall at the same time be similarly exchanged or changes into an amount per share equal to the aggregate amount of stock, securities, money and/or other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

2.3.

Performance-Based Incentives.  Upon review and approval by the Board, the Consultant shall be entitled to receive a performance-based incentive (the “Incentive”), consisting of a “Contract-Related Incentive” and a “Funding-Related Incentive” (as both terms are defined below).

2.3.1.

Contract-Related Incentive. The Company shall pay the Consultant a “Contract-Related Incentive” in the amount of two percent (2%) of the Company’s “Collected, Bookable Gross Revenue” (as defined below in subsection 2.3.1.1 of this Agreement) from the sale and licensing of and/or other compensation received with respect to the Company’s products, technology, and services worldwide.

2.3.1.1.

For purposes of subsection 2.3.1 of this Agreement only, “Collected, Bookable Gross Revenue” shall mean the total amount of gross receipts or revenue actually collected by the Company from the sale and licensing of and/or other compensation received with respect to the Company’s products, technology, and services worldwide, including sales, licensing and other compensation from the Company’s affiliates and licensees, provided that such gross receipts or revenues can be booked as such in accordance with the United States General Accounting Principles, as determined by Deloitte & Touche or other independent, internationally recognized accounting firm unaffiliated with the Company and the Consultant.  Included, without limitations, among “Collected, Bookable Gross Revenue” are (a) cash, money orders and cleared checks less charges imposed by banks for clearing, deposits, redeposits or returns and (b) cleared credit card charges less the bank discount rate.  Revenue received from foreign sources shall be at its value in U.S. dollars when received.

2.3.1.2.

The Contract-Related Incentive shall be calculated on an annual basis and shall be payable no later than thirty (30) days after the termination of the preceding full calendar year.

2.3.2.

Funding-Related Incentive.  In addition to the Funding-Related Incentive, the Company shall pay the Consultant a “Funding-Related Incentive” in the amount of two percent (2%) of the gross proceeds received by the Company  as a result of any funding or financing.

2.3.2.1.

The Funding-Related Incentive shall be paid to the Consultant immediately upon receipt of the applicable funding by the Company.  In the event that the Company is to receive funding or financing in tranches or installments, the Consultant shall not receive the entire Funding-Related Incentive owed on the the aggregate amount of funding or financing upon the Company’s receipt of the initial tranche or installment.  Instead, upon the Company’s receipt of each such tranche or installment, the Consultant shall only receive the portion of the Funding-Related Incentive applicable to each tranche or installment.

2.3.3.

In lieu of receiving cash, upon review and approval of the Board, the Consultant may elect to receive the Contract-Related Incentive, the Funding-Related Incentive, or any portion thereof in common stock of the Company, the amount of which shall be based on the following share prices, and which shall be issued by the Company within thirty (30) days after the Company receives written notice from the Consultant of such an election, and which shall immediately vest upon issuance:

(a).

With respect to the Incentives that the Consultant shall be entitled to receive during the first year of the Term, the share price of the Company’s stock at the close of the market on the Effective Date; and

(b).

With respect to the Incentive that the Consultant may receive during the second and third and any subsequent year of the Term, the lowest or most advantageous share price offered by the Company to any other investor, funder, director, creditor, employee, consultant or other individual or entity since March 2006.

2.3.4.

The Company and/or its appropriate affiliates shall keep proper books of account showing the sale and licensing of and/or other compensation received with respect to the Company’s products, technology, and services worldwide.  With each such Incentive payment, the Company shall provide the Consultant with a written Incentive statement in a form acceptable to the Consultant.

2.4.

During the Term, provided that the Consultant is employed by the Company at the time, the Consultant shall have an opportunity to earn compensation other than those described in Sections 2.1-2.3 above of this Agreement to be determined by the Board in its sole discretion based on the Board’s annual and/or other review of, inter alia, the Company’s and the Consultant’s performance, including but not limited to the achievement of the Company’s and the Consultant’s objectives.

2.5

The performance targets, standards and other criteria will be structured after the Effective Date and after the Board and the Consultant have had the opportunity to determine appropriate performance factors related to the Company and the Consultant based on a strategic review of Company priorities and other material issues.

2.6

The Consultant and the Company will review the tax implications associated with the Consultant’s equity arrangements with the Company and may reasonably modify or restructure those arrangements in view of possible negative tax implications for the Consultant.

3.

HEALTH CARE.  The Company agrees to provide, at its costs, to the Consultant health coverage commensurate with the coverage provided to the Company’s senior executives.

4.

REIMBURSEMENT OF BUSINESS-RELATED EXPENSES.  Upon submission of appropriate documentation in accordance with its policies in effect from time to time, the Company shall pay or reimburse the Consultant for all business expenses which the Consultant incurs in performing his duties under this Agreement, including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies in which the Consultant participates in accordance with the Company's approval and policies in effect from time to time.  The Consultant shall be entitled to travel first class for all necessary work-related flights.

5.

RESTRICTIVE COVENANTS.

5.1

The Consultant acknowledges that (i) he has a major responsibility for the operation, administration, development and growth of the Company's business, (ii) the Company's business is international in scope, (iii) his work for the Company has brought him and will continue to bring him into close contact with confidential information of the Company and its customers, and (iv) the agreements and covenants contained in this Section 5 are essential to protect the business interests of the Company and that the Company will not enter into this Agreement but for such agreements and covenants.  Accordingly, the Consultant covenants and agrees as follows:

5.1.1.

Subject to the terms and conditions of this Agreement, the Consultant agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Consultant’s consulting engagement with the Company and for the benefit of the Company, either during the period of the Term, or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Consultant during the Consultant’s consulting engagement with the Company.  Included, without limitation, among such protected proprietary or confidential information are trade secrets, trade "know-how", inventions, customer lists, business plans, operational methods, pricing policies, marketing plans, sales plans, identity of suppliers or customers, sales, profits or other financial information, all of which is confidential to the Company and not generally known in the relevant trade or industry.  This subsection 5.1.1 shall not apply to information that (i) was known to the public prior to its disclosure to the Consultant; (ii) becomes known to the public subsequent to disclosure to the Consultant through no wrongful act of the Consultant or any representative of the Consultant; or (iii) the Consultant is required to disclose by applicable law, regulation or legal process (provided that the Consultant provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, the Consultant’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

5.1.2.

Subject to the terms and conditions of this Agreement, during the Term and for the one (1) year period thereafter, the Consultant agrees that he will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (i) any managerial level employee of the Company or any of its subsidiaries or affiliates to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee, or (ii) any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer (provided, that the foregoing shall not apply to any product or service which is not covered by the noncompetition provision set forth in subsection 5.1.3 below).

5.1.3

The Consultant acknowledges that he performs services of a unique nature for the Company that are irreplaceable, and that his performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, subject to the terms and conditions of this Agreement, during the Term and for the one (1) year period thereafter, the Consultant agrees that the Consultant will not, directly or indirectly, (i) compete with respect to any anti-counterfeiting related services or products of the Company which are either being offered or are being developed by the Company as of the date of termination; or (ii)  own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any anti-counterfeiting related business of the same type as any business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date and in which the Consultant has been involved to any extent at any time during the twelve (12)-month period ending after the date of termination, in any locale of any country in which the Company conducts business. This subsection 5.1.3 shall not prevent the Consultant from owning not more than one percent (1%) of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business, nor will it restrict the Consultant from rendering services to charitable organizations, as such term is defined in Section 501(c) of the United States Internal Revenue Code.

5.1.4

The Consultant and the Company agrees that subject to the terms and conditions of this Agreement, during the Term and for five (5) years thereafter not to make any public statements that disparage the other party, or in the case of the Company, its respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this subsection 5.1.4.   For purposes of this subsection 5.1.4, “the Company” shall mean only (i) the Company by press release or other formally released announcement and (ii) executive officers and directors thereof and not any other employees.

5.1.5

The Parties acknowledge and agree that the other Party’s remedies at law for a breach or threatened breach of any of the provisions of Section 5 of the Agreement and, in recognition of this fact, the Parties agree that, in the event of such a breach or threatened breach, in addition to, and not in lieu of any other rights and remedies available to the Company at law or equity, the other party, without posting any bond and without the necessity of proving damages, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunctive or mandatory relief or any other equitable remedy which may then be available, without prejudice to any other rights and remedies which may be available at law or in equity.

5.1.6

If it is determined by a court of competent jurisdiction in any state or custody that any restriction in Section 5 of this Agreement is excessive in duration or scope or is unreasonable or invalid or unenforceable under the laws of that state, it is the intention of the parties that such restriction shall not affect the remainder of the covenant or covenants which shall be given full effect, without regard to the invalid or unenforceable portions, and that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state, province, or country.

5.1.7

The parties hereto intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants.  In the event that the courts of any one or more of such jurisdictions shall hold such Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right of the relief provided above in the courts of any other jurisdictions within the geographical scope of such Restrictive Covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants

5.1.8

The obligations contained in Section 5 of this Agreement shall survive the termination this Agreement and shall be fully enforceable thereafter.

5.2.

The Parties acknowledge that they are currently subject to the terms and conditions in agreements entered prior to the Effective Date relating to True Products I.D.  Technology (Beijing) Limited (the “Chinese Joint Venture”), of which the Consultant is chairman.  Accordingly, any restrictive covenant in this Agreement, including, but limited to, the provisions in Section 5 of this Agreement, shall not apply to any activities the Consultant engages in connection with the Chinese Joint Venture. To the extent that the terms of this Agreement are inconsistent with any agreements entered prior to the Effective Date relating to the Chinese Joint Venture, the Chinese Joint Venture agreements shall govern, prevail, or apply over the terms of this Agreement.

6.

STATUS AS INDEPENDENT CONTRACTOR. While serving as a consultant, Consultant will be an independent contractor. As such, Consultant will not be considered an employee of the Company for federal tax purposes or any other purposes. The Company shall not deduct withholding taxes, FICA or any taxes required to be deducted by an employer, and Consultant agrees that he shall be responsible to pay any and all such taxes as an independent contractor.  The Company will have no obligations with respect to Consultant that it might otherwise have at law with respect to regular employees. Consultant will not be entitled, among other things, to share in employee benefits available for regular employees of the Company, including but not limited to, fringe benefits, pension, retirement, profit-sharing, bonus plans, unemployment benefits or workers’ compensation.  The Company agrees to record Consultant's annual earnings at the end of the year on an Internal Revenue Service Form 1099. A copy of the Form 1099 will be provided to the Internal Revenue Service and to Consultant.

7.

TERMINATION.

7.1.

The basic three-year term of this Agreement shall automatically be renewed on each third-year anniversary date of this Agreement, unless the Company or the Consultant elects to terminate the Agreement.

7.2

In the event that the Company terminates this Agreement for Cause (as defined in Section 7.3 below), as a result of the Consultant’s death or Disability (as defined in Section 7.5 below) or as a result of the Consultant’s voluntary resignation (as defined in Section 7.4 below), the Consultant (or in the event of the Consultant’s death, the Consultant’s spouse, heirs or estate) shall not be entitled to any compensation after the date of termination.

7.3

For purposes of Section 7.2 of this Agreement, "Cause" shall exist for such termination if the Consultant (i) is convicted  of a felony involving moral turpitude by a court of competent jurisdiction, (ii) commits any act of fraud or intentional misrepresentation intended to harm the Company, (iii) has engaged in serious misconduct, which conduct has, or would, if generally known, materially adversely affect the good will or reputation of the Company and which conduct the Consultant has not cured or altered within ten (10) days following written notice by the Board to the Consultant regarding such conduct, (iv) is in material breach under this Agreement, (v) Consultant materially fails to perform the duties and responsibilities of this Agreement or as may be assigned or delegated to him from time to time by the Company, the Board, or Executive Committee of the Board, or (vi) willfully or intentionally fails to materially comply with a specific, written direction of the Board, the Chairman, or Executive Committee of the Board that is consistent with normal business practice and not inconsistent with this Agreement and the Consultant’s responsibilities hereunder, and, with regard to grounds (iv), (v) and (vi) the Board has given the Consultant thirty (30) days written notice of the grounds for the termination and the conduct required by the Consultant to cure such failure, with such conduct outlined with reasonable specificity, and the Consultant has not cured such failure, within the thirty (30) day period provided in the written notice to the Consultant.

7.4.

For purposes of Section 7.2 of this Agreement, a voluntary termination does not include termination initiated by the Consultant in such circumstances as an unfavorable change in his duties and responsibilities or reporting responsibilities, the requirement that the Company or his primary residence be located outside the greater Philadelphia area, or a reduction in compensation proposed by the Board.  A termination of the nature described in the preceding sentence shall be considered a termination by the Board without “Cause” for purposes of this Agreement.

7.5.

For purposes of Section 7.2 of this Agreement, “Disability” shall be defined as the inability of the Consultant to have performed his material duties hereunder due to a physical or mental injury, infirmity or incapacity for 120 days (including weekends and holidays) in any 365-day period.  The existence or nonexistence of a physical or mental injury, infirmity or incapacity shall be determined by an independent physician mutually agreed to by the Company and the Consultant (provided that neither Party shall unreasonable withhold their agreement).

7.6.

If Company terminates the Consultant’s employment for a reason other than for Cause, Disability, Voluntary Resignation, or Death during the Term of this Agreement, the Consultant will be entitled to one (1) year of severance compensation from the termination date consisting only of the Consultant’s Base Fee plus any medical, health and other non-salary/non-equity benefits which the Consultant is entitled to receive from the Company for that year.

7.7.

The total compensation the Consultant is to receive under this Agreement during the Term is intended to compensate the Consultant for contributions he made to the Company prior to the Effective Date.  In the event that this Agreement is terminated before the expiration of the Term for any reason, the Consultant expressly preserves his right to seek appropriate compensation from the Company for contributions he made to the Company prior to the Effective Date.

8.

ASSIGNMENTS.

8.1.

This Agreement is a personal contract, and the rights and interests of the Consultant hereunder may not be sold, transferred, assigned, pledges or hypothecated except that the Consultant shall be entitled to assign his rights to payment, compensation, or other consideration under this Agreement (including, without limitation, cash, equity, and other benefits) to an assignee or designee, and except as otherwise expressly permitted by the provisions of this Agreement.  Except as otherwise expressly provided herein, the Consultant shall not have any power of anticipation, alienation or assignment of payments contemplated hereunder, and all rights and benefits of the Consultant shall be for the sole personal benefit of the Consultant, and no other person shall acquire any right, title or interest hereunder by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against the Consultant.

9.

NOTICES.

9.1

For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand, (ii) on the date of transmission, if delivered by confirmed facsimile, (iii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (iv) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Consultant:

James MacKay

C/O True Products I.D. Technology (Beijing) Limited

18th Floor West Zone

Pacific International Plaza

No.106, Zhichun Road,

Haidian District

Beijing, People’s Republic of China 100086

FAX: 86-10-82637102

If to the Company:

Richard A. Bendis, CEO and President

True Product ID, Inc.

2600 Centre Square West

1515 Market Street

Philadelphia, PA 19102

Fax: +1 215 320-1991

E-Mail: rbendis@tpid.net

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.

SECTION HEADINGS.  The section headings used in this Agreement are included solely for convenience and shall not affect , or be used in connection with, the interpretation of this Agreement.

11.

ENTIRE AGREEMENT.  This Agreement supersedes any and all Agreements, whether oral or written, between the Parties with respect to the engagement of the Consultant by the Company and contains all of the covenants and agreements between the Parties with respect to the rendering of such services in any manner whatsoever.  Each Party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any Party, which are not embodied herein, and that no other agreement, statement or promise with respect to such engagement not contained in this Agreement shall be valid or binding.  Any modification of this Agreement will be effective only if it is writing and signed by the Parties.  The Parties acknowledge that they are subject to the terms and conditions in the Chinese Joint Venture agreements.

12.

SEVERABILITY.  The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provisions shall not affect the validity or enforceability of the other provisions hereof.

13.

GOVERNING LAW.  This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

14.

BINDING NATURE.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective representatives, heirs, successors and assigns.

15.

COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments.  One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

16.

ARBITRATION.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator in Philadelphia Pennsylvania, administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect.  The single arbitrator shall be selected by the mutual agreement of the Company and the Consultant, unless the Parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA.  The arbitrator will have the authority to permit discovery and to follow the procedure that he or she determines to be appropriate.  The arbitrator will have no power to award consequential (including lost profits), punitive or exemplary damages.  The decision of the arbitrator will be final and binding upon the parties hereto.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  Each Party shall bear its own legal fees and costs and equally divide the forum fees and cost of the arbitrator.

17.

INDEMNIFICATION.  The Company hereby agrees to indemnify the Consultant and hold him harmless to the fullest extent permitted by applicable law against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Consultant’s good faith performance of his duties and obligations with the Company.  In connection with the litigation or other matters subject to this Section 17, the Consultant shall have the right to choose his own counsel, whose reasonable fees and expenses in connection with such litigation shall be paid by the Company.  This provision is in additional to any other rights of indemnification the Consultant may have.

18.

LIABILITY INSURANCE.  To the extent that the Consultant is or has been appointed as a director or officer of the Company, the Company shall cover the Consultant under directors and officers liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

19.

WAIVER.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Consultant and such officer or director as may be designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

20.

CODE SECTION 409A.  It is intended that any amounts payable under this Agreement and the Company’s and the Consultant’s exercise of authority or discretion hereunder shall comply with the provisions of Code Division 409A and the treasury regulations relating thereto so as not to subject the Consultant to the payment of interest and tax penalty which may be imposed under Code Section 409A.  In furtherance of this interest, to the extent that any regulations or other guidance issued under Code Section 409A after the date of this Agreement would result in the Consultant being subject to payment of interest and tax penalty under Code Section 409A, the parties agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A.

21.

EXCISE TAX GROSS-UP PAYMENTS.  In the event that it shall be determined that any payment or distribution by the Company or other amount with respect to the Company to or for the benefit of the Consultant pursuant to the terms of this Agreement (the “Aggregate Payment”) is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall pay to the Consultant, prior to the time any excise tax imposed by Section 4999 of the Code (“Excise Tax”) is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all taxes thereon, is equal to the Excise Tax on the Aggregate Payment.  The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to the Consultant and the time of payment pursuant to this Section 21 shall be made by an independent auditor (the “Auditor”) jointly selected by the Company and the Consultant and paid by the Company.  The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any Affiliate thereof.  If the Consultant and the Company cannot agree on the firm to serve as the Auditor, then the Consultant and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written.

THE COMPANY:

BY:_/s/ Richard A. Bendis____________

RICHARD A. BENDIS

CEO & PRESIDENT

TRUE PRODUCT ID, INC.

CONSULTANT:

/s/ James MacKay___________________

JAMES MACKAY